Exhibit 99.1

Willdan Group Completes Refinancing

ANAHEIM, Calif.—(BUSINESS WIRE)—Willdan Group, Inc. (NASDAQ: WLDN) today announced that on September 29, 2023, the Company completed the refinancing of its credit facilities and entered into a new three-year credit agreement (the “Credit Agreement”) with a syndicate of financial institutions as lenders and BMO Bank, N.A. (“BMO”) as administrative agent. The Credit Agreement provides for (i) a $100 million term loan and (ii) a $50 million revolving credit facility, each maturing on September 29, 2026. The Credit Agreement replaces the Company’s Amended and Restated Credit Agreement dated June 26, 2019.

"Replacing our prior credit facility reinforces our belief in Willdan’s strength, and it positions us to continue our momentum of growth that started during the fourth quarter of 2022,” said Tom Brisbin, Willdan’s CEO and Chairman.

The Company used the proceeds from the Credit Agreement’s term loan to repay and terminate the prior credit agreement, which was scheduled to mature on June 26, 2024, as well as to fund certain fees and expenses associated with the Credit Agreement. The Company also intends to use the Credit Agreement to provide working capital, finance capital expenditures and acquisitions, and other general corporate purposes.

About Willdan
Willdan is a nationwide provider of professional, technical, and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Forward-Looking Statements
Statements in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 30, 2022. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Contact

Al Kaschalk
VP Investor Relations
310-922-5643
akaschalk@willdan.com